EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 5, 2003, relating to the consolidated financial statements, which appears in the 2003 Annual Report to Shareholders of Cisco Systems, Inc., which is incorporated by reference in Cisco System’s Annual Report on Form 10-K for the year ended July 26, 2003. We also consent to the incorporation by reference of our report dated August 5, 2003, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 15, 2004